Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100 www.cohu.com

Cohu Appoints Yon Jorden to its Board of Directors

POWAY, Calif., May 10, 2021 -- Cohu, Inc. (NASDAQ: COHU), a global leader in back-end semiconductor equipment and services, today announced that Yon Yoon Jorden has been appointed to the Cohu Board of Directors, effective today. Ms. Jorden will also serve on the Audit Committee.

Ms. Jorden brings to Cohu’s Board of Directors extensive experience as a Chief Financial Officer and board member of public corporations in technology, manufacturing and healthcare industries. Ms. Jorden is also a board leadership fellow of the National Association of Corporate Directors. During her impressive business career, Ms. Jorden held CFO positions in four publicly traded companies, most recently with AdvancePCS, and previously with Informix Corp., Oxford Health Plans, Inc., and WellPoint, Inc.

Ms. Jorden serves as a director for Capstone Turbine Corp. (NASDAQ: CPST) and the Methodist Health System. Previously, she served as a director for Maxwell Technologies, Magnetek, Inc., U.S. Oncology, and BioScrip, Inc.

“We are pleased to add Yon to Cohu’s Board of Directors. She brings a wealth of financial expertise, leadership, and broad perspective across several industries. We look forward to drawing upon her extensive public company board and audit committee experience,” said James A. Donahue, Chairperson of the Board.

About Cohu:

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106